FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for First Half of Fiscal 2009

WEST LAFAYETTE, Ind., May 15, 2009—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the second quarter and first six months of fiscal 2009, ended March 31, 2009.

 Revenue decreased 31.1% in the second quarter of fiscal 2009 to $7.1 million compared to revenue of $10.3 million from continuing operations for the same period in fiscal 2008. Service revenue declined 37.8% to $5.3 million and Products revenue declined 0.4% to $1.8 million. The net loss for the second quarter was $1,831,000, or $0.37 per basic and diluted share, compared to net income from continuing operations of $432,000, or $0.09 per basic and diluted share, for the second quarter of fiscal 2008.

Revenue decreased 27.8% in the first six months of fiscal 2009 to $15.1 million compared to revenue of $20.9 million from continuing operations for the same period in fiscal 2008. Service revenue declined 31.8% and Products revenue declined 10.5% from the first six months of the prior fiscal year. The net loss for the first six months was $3,415,000, or $0.69 per basic and diluted share, compared to net income from continuing operations of $1,019,000, or $0.21 and $0.20 per basic and diluted share, respectively, for the first half of fiscal 2008.

The Company discontinued its Phase I clinical trials business in June 2008.  The net loss from discontinued operations in the first six months of the prior fiscal year was $1.2 million, or $0.24 and $0.23 per basic and diluted share, respectively.  This resulted in a net loss from all operations for the six months ended March 31, 2008 of $152,000, or $0.03 per basic and diluted share.

Michael Cox, Chief Financial Officer, stated, “The first half of the current fiscal year has been challenging for us as we have dealt with the economic downturn.  Our revenues declined and several projects were delayed or cancelled.    Foreign currency losses related to the decline of the pound sterling relative to the U.S. dollar also added to our net loss.  We completed a reduction in force in January 2009 through both attrition and terminations and have instituted a capital spending freeze in order to reduce operating costs and improve cash flow.  We serve a market that we believe will continue to invest in new product development, and thus employ our services.  We have experienced an increase in new bookings and new business opportunities since the beginning of the current calendar year, which we hope will be sustained.  We continue to be anxious about the impacts the current economic conditions will have on our customers and our business as we strive to control costs and conserve cash.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Service revenue	$5,322	$8,550	$11,310	$16,584
Product revenue	1,744	1,751	3,833	4,281
Total revenue	7,066	10,301	15,143	20,865

Cost of service revenue	5,276	5,663	10,564	11,108
Cost of product revenue	918	680	1,660	1,714
Total cost of revenue	6,194	6,343	12,224	12,822

Gross profit	872	3,958	2,919	8,043
Operating expenses:
Selling	829	875	1,835	1,666
Research and development	213	183	418	371
General and administrative	2,030	1,853	4,440	3,678
Total operating expenses	3,072	2,911	6,693	5,715

Operating income (loss)	(2,200)	1,047	(3,774)	2,328

Interest expense	(249)	(202)	(641)	(450)
Other income	—	2	3	33
Income (loss) from continuing operations before income taxes	(2,449)	847	(4,412)	1,911

Income taxes (benefit)	(618)	415	(997)	892
Net income (loss) from continuing operations	$(1,831)	$432	$(3,415)	$1,019

Discontinued Operations
Loss from discontinued operations before income taxes	$—	$(936)	$—	$(1,931)
Tax benefit	—	368	—	760
Net loss from discontinued operations	$—	$(568)	$—	$(1,171)

Net loss	$(1,831)	$(136)	$(3,415)	$(152)

Basic net income (loss) per share:
Net income(loss) per share from continuing operations	$(0.37)	$0.09	$(0.69)	$0.21
Net loss per share from discontinued operations	—	(0.12)	—	(0.24)
Basic net loss per share	$(0.37)	$(0.03)	$(0.69)	$(0.03)
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.37)	$0.09	$(0.69)	$0.20
Net loss per share from discontinued operations	—	(0.12)	—	(0.23)
Diluted net loss per share	$(0.37)	$(0.03)	$(0.69)	$(0.03)

Weighted common shares outstanding:
Basic	4,915	4,912	4,915	4,914
Diluted	4,915	4,987	4,915	5,009

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